Exhibit 99.1

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Reports Fourth Quarter and Year 2009 Results

ONEONTA, Alabama (Feb. 17, 2010) – Otelco Inc. (NASDAQ: OTT)(TSX: OTT.un), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire and West Virginia, today announced results for its fourth quarter and year ended December 31, 2009.  Key highlights for Otelco include:

●	Total revenues of $26.1 million for fourth quarter and $103.8 million for 2009.
●	Operating income of $5.5 million for fourth quarter and $21.9 million for 2009.
●	Adjusted EBITDA (as defined below) of $12.2 million for fourth quarter and $48.8 million for 2009.

“The acquisition of Country Road in fourth quarter 2008 and the successful integration of its operations into the existing Otelco properties in 2009 provided the vehicle for our growth this year,” said Mike Weaver, President and Chief Executive Officer of Otelco.  “During 2009, Otelco grew revenue 34.6%, grew EBITDA 30.7%, lowered senior debt by $5.0 million, and grew cash by $4.2 million.

“Operationally, we were pleased with our customer retention efforts as the loss of RLEC access lines in fourth quarter slowed to 1.6% when compared to 2.2% in third quarter 2009. Annual cost study adjustments combined with an increase in our doubtful payments allowance caused fourth quarter 2009 revenue to decline slightly when compared to third quarter 2009. Adjusted EBITDA, at $12.2 million, increased 10.8% or $1.2 million over the same quarter last year but ran behind last quarter’s record level, partially due to the impact of year-end adjustments affecting the fourth quarter.

“Our capital investments in our business for the quarter were $3.2 million, bringing the year to $9.6 million after a conservative start to 2009. Cash grew $1.0 million during the quarter and $4.2 million for the year after reflecting our voluntary prepayment of $5.0 million to reduce senior debt.

“Our plans for 2010 include the expansion of our New England CLEC offering into new market areas, the continued expansion of our IPTV services in Alabama, and the addition of new services and our entry into new markets outside of our RLEC territory in Missouri. At the same time, we are focused on retaining our RLEC customer base through adapting the value proposition and adding additional services,” Weaver concluded.  “As evidenced by our growth in cash and the twentieth consecutive IDS dividend, we remain committed to building value for and returning cash to our shareholders.”

Distribution to Income Deposit Security Holders

Each quarter, the Board will consider the declaration of dividends during its normally scheduled meeting.  For this quarter, the Board is meeting on February 24, 2010.  The scheduled interest and any dividend declared will be paid on March 30, 2010, to holders of record as of the close of business on March 15, 2010.  The interest payment will cover the period from December 30, 2009, through March 29, 2010.  Currently, it is anticipated that the Company’s dividends in 2010 will continue to be treated as a return of capital for tax purposes.  The Company has made twenty successive quarterly distributions of dividends and interest since its IDS units were originally offered to the public in December 2004.
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Otelco Reports Fourth Quarter and Year 2009 Results

Feb. 17, 2010

Fourth Quarter 2009 Financial Summary
(Dollars in thousands, except per share amounts)

			Change
	4Q 2008	4Q 2009	Amount	Percent

Revenues	$23,349	$26,055	$2,706	11.6%
Operating income	$5,276	$5,537	$261	4.9%
Interest expense	$(7,578)	$(5,901)	$(1,677)	(22.1)%
Net income (loss) available to stockholders	$(1,390)	$(200)	$1,190	*
Basic net income (loss) per share	$(0.11)	$(0.02)	$0.09	*
Diluted net income (loss) per share	$(0.13)	$(0.02)	$0.11	*

Adjusted EBITDA	$11,020	$12,211	$1,191	10.8%
Capital expenditures	$2,395	$3,204	$809	33.8%

			Change
	2008	2009	Amount	Percent

Revenues	$77,115	$103,755	$26,640	34.6%
Operating income	$21,087	$21,927	$840	4.0%
Interest expense	$(21,808)	$(25,416)	$3,608	16.6%
Net income (loss) available to stockholders	$214	$(3,118)	$(3,332)	*
Basic net income (loss) per share	$0.02	$(0.25)	$(0.27)	*
Diluted net income (loss) per share	$(0.03)	$(0.25)	$(0.22)	*

Adjusted EBITDA (a)	$37,366	$48,848	$11,482	30.7%
Capital expenditures	$9,244	$9,596	$352	3.8%

* Not a meaningful calculation

Reconciliation of Adjusted EBITDA to Net Income (Loss)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2008	2009	2008	2009
Adjusted EBITDA
Net income (loss)		$(1,390)	$(200)	$214	$(3,118)
Add:	Depreciation	3,497	3,850	11,772	14,445
	Interest expense – net of premium	5,516	5,564	17,905	22,896
	Interest expense – caplet cost	307	-	1,029	1,168
	Interest expense – amortize loan cost	1,755	338	2,874	1,352
	Gain/loss from investment	-	-	(45)	-
	Income tax expense (benefit)	(667)	(258)	29	(1,367)
	Change in fair value of B share derivative	(224)	(89)	(324)	(238)
	Change in fair value of interest rate swap derivatives	-	274	-	1,593
	Loan fees	19	19	76	76
	Amortization - intangibles	2,207	2,713	3,836	12,041
Adjusted EBITDA		$11,020	$12,211	$37,366	$48,848

 (a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income.  Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP).  While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP.  The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage.  The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein.  The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

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Otelco Reports Fourth Quarter and Year 2009 Results

Feb. 17, 2010

Otelco Inc. - Key Operating Statistics
				Quarter
		Sept. 30,	Dec. 31,	% Change
	2008	2009	2009	2009
RLEC access lines:
Voice lines	51,530	48,998	48,215	(1.6)%
Data lines	18,709	19,784	20,066	1.4%
RLEC access line
equivalents (1)	70,239	68,782	68,281	(0.7)%

CLEC access lines:
Voice lines	26,558	28,153	28,647	1.8%
Data lines	3,246	3,297	3,428	4.0%
CLEC access line
equivalents (1)	29,804	31,450	32,075	2.0%

Otelco access line
equivalents (1)	100,043	100,232	100,356	0.1%

Cable television customers	4,082	4,126	4,195	1.7%
Wholesale network connections	98,187	127,317	132,324	3.9%
Other internet customers (2)	11,864	9,648	9,116	(5.5)%

(1) We define access line equivalents as voice access lines and data access lines (including cable modems, digital subscriber lines, and dedicated data access trunks).

(2) Includes dial-up Internet customers of 9,213, 7,004 and 6,439 and digital high-speed data customers of 1,468, 1,800 and 1,891 for 2008, September 30, 2009 and December 31, 2009, respectively, that are outside of our traditional service territories and dial-up Internet customers of 1,183,844 and 786 for 2008, September 30, 2009 and December 31, 2009, respectively, that are in our traditional service territories.

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2009:

Revenue
Total revenues grew 11.6% in the three months ended December 31, 2009, to $26.1 million from $23.3 million in the three months ended December 31, 2008.  The growth in revenue was primarily associated with growth in CLEC sales in Maine and New Hampshire and one additional month of the Country Road acquisition in fourth quarter 2009 compared to fourth quarter 2008.  Local services revenue grew 22.1% in the fourth quarter to $12.1 million from $9.9 million in the quarter ended December 31, 2008.  The acquisition provided an increase of $1.7 million for the quarter, with growth in CLEC revenue of $.07 million. These increases were partially offset by lower RLEC lines. Network access revenue increased 5.1% in the fourth quarter to $8.4 million from $8.0 million in the quarter ended December 31, 2008.  The acquisition provided an increase of $0.7 million for the quarter, partially offset by a decrease of $0.3 million in switched and special access, including the estimated impact 2009 cost study adjustments and FairPoint bankruptcy accruals. Cable television revenue in the three months ended December 31, 2009, decreased 2.9% to just under $0.7 million in both periods.  Growth in IPTV and high definition subscribers in Alabama was offset by attrition in basic customers as a result of the economy.  Internet revenue for the fourth quarter 2009 increased 2.9% to $3.5 million from $3.4 million in the quarter ended December 31, 2008, primarily associated with the growth in data lines and the acquisition.  Transport services revenue grew 1.8% to $1.4 million in the three months ended December 31, 2009 from $1.3 million in the same period in 2008.

Operating Expenses
Operating expenses in the three months ended December 31, 2009, increased 13.5% to $20.5 million from $18.1 million in the three months ended December 31, 2008.  Cost of services increased 8.7% to $9.9 million in the quarter ended December 31, 2009, from $9.1 million in the same period last year. The acquisition, higher loop and pole expense and increased long distance costs in Missouri added $1.5 million in expense. Implementation of organization synergies, including lower advertising and long distance costs in Maine, offset approximately $0.7 million of the increase.  Selling, general and administrative expenses increased 24.5% to $4.0 million in the three months ended December 31, 2009, from $3.2 million in the three months ended December 31, 2008. The increase included the acquisition, higher bad debt expense accruals and higher employee costs partially offset by synergies associated with the acquisition.  Depreciation and amortization for fourth quarter increased 15.1% to $6.6 million from $5.7 million in the fourth quarter 2008.  Depreciation and amortization associated with the acquisition increased $0.7 million, including amortization of intangible assets acquired. The remaining $0.2 million of the increase reflected accelerated depreciation associated with a switch retirement.

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Otelco Reports Fourth Quarter and Year 2009 Results

Feb. 17, 2010

Interest Expense
Interest expense decreased 22.1% to $5.9 million in the quarter ended December 31, 2009, from $7.6 million a year ago. The fourth quarter 2008 results reflect $1.5 million in loan costs associated with the extinguishment and replacement of our senior debt facility which is now due October 2013 and $0.3 million in interest rate caplet expense not present in fourth quarter 2009. The difference reflects $0.1 million in higher loan cost amortization related to financing the Country Road acquisition.  The Company has two interest rate swaps to limit its exposure to changes in interest rates through February 2012.

Change in Fair Value of Derivatives
As a requirement of the existing senior debt, the Company has two interest rate swap agreements intended to hedge changes in interest rates on its senior debt. As a result of non-compliance with the technical requirements of Accounting Standards Codification 815 concerning the determination of hedging effectiveness, for 2009 the Company will reflect changes in value for the two swaps as changes in the fair value of derivatives on the income statement instead of other comprehensive income in the equity section of the balance sheet. The impact lowered the change in fair value of derivatives by $0.3 million in fourth quarter 2009 and by $1.6 million for the year. There was no impact of this change in 2008. The change does not impact cash, adjusted EBITDA, equity or the operations of the Company.

Adjusted EBITDA
Adjusted EBITDA for the three months ended December 31, 2009, was $12.2 million compared to $11.0 million for the same period in 2008, and $12.8 million in the third quarter of 2009.  See financial tables for a reconciliation of Adjusted EBITDA to net income.

Balance Sheet
As of December 31, 2009, the Company had cash and cash equivalents of $17.7 million compared to $13.5 million at the end of 2008.  Total long-term notes payable was reduced to $273.7 million, reflecting a voluntary prepayment of $5.0 million made in August.  The Company continues to meet all of its loan covenants.  The fourth quarter distribution of $5.3 million in interest and dividends to our share owners and $0.3 million in interest to our bond holders occurred on December 31, 2009.  This represents the twentieth consecutive quarterly distribution since going public in December 2004.

Capital Expenditures
Capital expenditures were $3.2 million for the quarter, reflecting a return to a more normal level of investment in the business.  The Company is upgrading and expanding its soft switching infrastructure in Maine and Missouri; enhancing DSL capacity; expanding IPTV capability in Alabama; and investing in competitive customer specific equipment to support the growth of our CLEC customers.

Fourth Quarter Earnings Conference Call and Institutional Investor Conference Presentation

Otelco has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, February 18, 2010, at 11:00 a.m. ET.  To participate in the call, dial (913) 312-1462 and ask for the Otelco call 10 minutes prior to the start time.  Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company's Web site at www.OtelcoInc.com  or www.earnings.com.  To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, a replay of the Web cast will be available on the Company's website at www.OtelcoInc.com or www.earnings.com for 30 days.  A one-week telephonic replay may also be accessed by calling 719-457-0820 and using the confirmation code 1273477.

Otelco is scheduled to speak at the Raymond James 31st Annual Institutional Investors Conference on March 10, 2010, at 1:40 p.m. ET in Orlando, FL.  The presentation will be Webcast.  Investors may listen to the web cast and view the presented material by visiting the Company’s Web site at www.OtelcoInc.com or www.wsw.com/webcast/rj54/ott/ .

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Otelco Reports Fourth Quarter and Year 2009 Results

Feb. 17, 2010

ABOUT OTELCO
Otelco Inc., headquartered in Oneonta, Alabama, provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire and West Virginia.  The Company’s services include local and long distance telephone, network access, transport, digital high-speed data lines and dial-up Internet access, cable television and other telephone related services. With more than 100,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines.  Otelco operates ten incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services through several subsidiaries.  For more information, visit the Company’s web site at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Reports Fourth Quarter and Year 2009 Results

Feb. 17, 2010

OTELCO INC.
Consolidated Balance Sheets

	As of	As of
	December 31, 2008	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$13,542,255	$17,731,044
Accounts receivable:
Due from subscribers, net of allowance
for doubtful accounts of $318,446 and
$473,572 respectively	5,207,731	4,650,909
Unbilled receivables	2,567,730	2,444,979
Other	4,348,044	3,200,945
Materials and supplies	2,305,755	1,969,966
Prepaid expenses	1,141,908	1,342,249
Income tax receivable	181,644	389,486
Deferred income taxes	827,686	744,531
Total current assets	30,122,753	32,474,109

Property and equipment, net	75,407,062	69,028,973
Goodwill	189,334,837	188,190,078
Intangible assets, net	44,390,644	34,218,115
Investments	2,015,583	1,991,158
Deferred financing costs	8,315,921	6,964,015
Deferred income taxes	5,897,382	4,482,430
Interest rate cap	7,765	-
Other assets	49,540	179,325
Total assets	$355,541,487	$337,528,203

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,312,920	$3,145,728
Accrued expenses	6,632,287	6,167,023
Advance billings and payments	2,024,123	1,665,422
Deferred income taxes	213,679	394,850
Customer deposits	180,582	172,109
Total current liabilities	11,363,591	11,545,132
Deferred income taxes	45,748,723	42,239,262
Interest rate swaps	-	1,592,813
Advance billings and payments	739,736	698,352
Other liabilities	188,346	165,968
Long-term notes payable	278,799,513	273,717,301
Total liabilities	336,839,909	329,958,828

Derivative liability	238,054	-
Class B common convertible to senior
subordinated notes	4,085,033	4,085,033

Stockholders’ equity
Class A Common stock, $.01 par value-authorized
20,000,000 shares; issued and outstanding 12,676,733
shares	126,767	126,767
Class B Common stock, $.01 par value-authorized
800,000 shares; issued and outstanding
544,671 shares	5,447	5,447
Additional paid in capital	19,277,959	10,340,862
Retained deficit	(3,870,923)	(6,988,734)
Accumulated other comprehensive loss	(1,160,759)	-

Total stockholders’ equity	14,378,491	3,484,342

Total liabilities and stockholders’ equity	$355,541,487	$337,528,203

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Otelco Reports Fourth Quarter and Year 2009 Results

Feb. 17, 2010

OTELCO INC.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2009	2008	2009

Revenues
Local services	$9,929,632	$12,126,018	$30,013,901	$48,441,222
Network access	8,011,824	8,420,532	27,281,727	33,297,241
Cable television	675,428	655,848	2,388,885	2,489,011
Internet	3,387,954	3,484,669	12,448,776	14,027,365
Transport services	1,344,376	1,368,407	4,981,651	5,500,615
Total revenues	23,349,214	26,055,474	77,114,940	103,755,454

Operating expenses
Cost of services and products	9,139,404	9,933,348	29,191,987	41,178,502
Selling, general and administrative
expenses	3,229,767	4,022,110	11,228,585	14,164,465
Depreciation and amortization	5,704,024	6,563,245	15,607,726	26,485,628
Total operating expenses	18,073,195	20,518,703	56,028,298	81,828,595

Income from operations	5,276,019	5,536,771	21,086,642	21,926,859

Other income (expense)
Interest expense	(7,578,074)	(5,901,295)	(21,807,800)	(25,416,024)
Change in fair value of derivatives	224,271	(184,887)	324,058	(1,354,759)
Other income	20,999	91,574	639,784	359,484
Total other expenses	(7,332,804)	(5,994,608)	(20,843,958)	(26,411,299)

Income (loss) before income tax	(2,056,785)	457,837	242,684	(4,484,440)

Income tax (expense) benefit	667,239	257,977	(28,810)	1,366,629

Net income (loss) available to common
stockholders	$(1,389,546)	$(199,860)	$213,874	$(3,117,811)

Weighted average shares outstanding:
Basic	12,676,733	12,676,733	12,676,733	12,676,733
Diluted	13,221,404	13,221,404	13,221,404	13,221,404

Net income (loss) per share:
Basic	$(0.11)	$(0.02)	$0.02	$(0.25)
Diluted	$(0.13)	$(0.02)	$(0.03)	$(0.25)

Dividends declared per share	$0.18	$0.18	$0.71	$0.71

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Otelco Reports Fourth Quarter and Year 2009 Results

Feb. 17, 2010

OTELCO INC.
Consolidated Statements of Cash Flows

	Twelve Months Ended
	December 31,
	2008	2009
Cash flows from operating activities:
Net income (loss)	$213,874	$(3,117,811)
Adjustments to reconcile net income to cash
flows from operating activities:
Depreciation	11,772,191	14,444,714
Amortization	3,835,535	12,040,914
Interest rate caplet	1,029,264	1,168,522
Amortization of debt premium	(73,224)	(82,212)
Amortization of loan costs	2,874,164	1,351,906
Change in fair value of derivatives	(324,058)	1,354,759
Provision for deferred income taxes	(114,845)	(855,599)
Provision for uncollectible revenue	416,892	920,945
Gain on early lease termination	(121,124)	-
Changes in assets and liabilities; net of assets and
liabilities acquired:
Accounts receivables	(1,394,629)	739,921
Material and supplies	(124,010)	339,909
Prepaid expenses and other assets	404,306	(200,341)
Income tax receivable	287,902	(207,842)
Accounts payable and accrued liabilities	143,552	442,275
Advance billings and payments	(111,352)	(400,085)
Other liabilities	(25,909)	(30,850)
Net cash from operating activities	18,688,529	27,909,125

Cash flows from investing activities:
Acquisition and construction of property and equipment	(9,244,137)	(9,596,049)
Proceeds from retirement of investment	(2,453)	(1,085)
Payment for the purchase CR Companies, net of
cash acquired	(108,677,338)	-
Wholesale customer acquisition	-	(179,554)
Deferred charges/acquisition	51,222	(6,551)
Net cash used in investing activities	(117,872,706)	(9,783,239)

Cash flows from financing activities:
Cash dividends paid	(8,937,097)	(8,937,097)
Repayment of long-term notes payable	-	(5,000,000)
Proceeds from long-term notes payable	108,853,032	-
Net cash from (used in) financing activities	99,915,935	(13,937,097)

Net increase in cash and cash equivalents	731,758	4,188,789
Cash and cash equivalents, beginning of period	12,810,497	13,542,255

Cash and cash equivalents, end of period	$13,542,255	$17,731,044

Supplemental disclosures of cash flow information:
Interest paid	$17,267,118	$23,378,798

Income taxes paid (received)	$(220,221)	$67,658

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